CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Rhino Productions, Inc.

We hereby consent to the use of our report dated September 6, 2011, with respect to the consolidated balance sheets of Vast Glory Holdings Limited as of December 31, 2010 and 2009, and the related consolidated statements of operations and comprehensive income, changes in stockholders’ equity and cash flows for the years then ended and our report dated April 6, 2011, with respect to the balance sheet of Rhino Productions, Inc. as of December 31, 2010, and the related statements of operations, changes in stockholders’ deficit and cash flows for the year then ended, both incorporated by reference in Form S-8 to be filed on or about December 8, 2011.  We also consent to the use of our name and the reference to us in the Experts section of the Form S-8.

/s/ Child, Van Wagoner & Bradshaw, PLLC

CHILD, VAN WAGONER & BRADSHAW, PLLC
Salt Lake City, Utah
December 8, 2011